Exhibit 10.2

Date:	December 21, 2023

To:	Berenson Acquisition Corp. I, a Delaware corporation (“Berenson”).

Address:	667 Madison Avenue, 18th Floor New York, NY, 10016

From:	ACM ARRT N LLC (“Seller”)

Re:	Cash-Settled Equity Derivative Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into among Seller and Berenson on the Trade Date specified below. The term “Counterparty” refers to Berenson until the Business Combination (as defined below), then to the post-Business Combination (as defined below) company (“PubCo”), following the Business Combination. Berenson and Custom Health, Inc., a Delaware corporation (“Target”) intend to enter into a BCA (as defined below), pursuant to which Berenson and Target would combine and operate as a combined entity (such transaction and the other transactions contemplated by the BCA, collectively, the “Business Combination”). Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a pricing date notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notices, evidences a complete binding agreement between Seller and Berenson as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Seller and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	December 21, 2023

Pricing Date:	As specified in a Pricing Date Notice.

Effective Date:	One (T+2) Settlement Cycle following the Pricing Date.

Valuation Date:	The earlier to occur of (a) the date that is three years after the date of the closing of the Business Combination (such closing, the “Closing” and the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Business Combination Agreement (as it may be amended or supplemented from time to time, the “BCA”), to be entered into by and among Berenson, Target, and certain other parties thereto, (b) the date after the Closing Date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (x) a VWAP Trigger Event, (y) a Delisting Event, or (z) a Registration Failure and (c) the date in which the Number of Shares is zero.

VWAP Trigger Event:	An event that occurs if (i) provided that Seller has purchased shares of Common Stock pursuant to the PIPE Transaction, the VWAP Price, for any 40 trading days during a 60 consecutive trading day-period is below $3.00 per Share, and (ii) provided that Seller does not purchase shares of Common Stock pursuant to the PIPE Transaction, the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period is below $3.00 per Share.

VWAP Price:	For any scheduled trading day, the volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen “BACA <Equity> AQR SEC” (or any successor thereto, including without limitation for PubCo after the Closing), or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by Seller and Counterparty by mutual agreement using an objective VWAP source or as otherwise agreed by Seller and Counterparty.

Reset Price:	The Reset Price will initially be the Initial Price and will not be adjusted prior to the Closing, at which time, upon the conversion of Shares of Preferred Stock to Shares of Common Stock, the Initial Price will be adjusted as set forth in the section entitled “Initial Price.” Following such adjustment of the Initial Price upon the Closing, the Reset Price will be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering.

Dilutive Offering Reset:	To the extent the Counterparty, after closing of the Business Combination, sells, enters into any agreement to sell or grants any right to reprice, or otherwise disposes of or issues, or announces any offer, sale, grant or any option to purchase or other disposition of, any Shares or any securities of the Counterparty or any of its subsidiaries (but for the avoidance of doubt, excluding any secondary transfers) which would entitle the holder thereof to acquire or sell on behalf of the Counterparty at any time Shares or other securities, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or other securities, at a price per Share (or effective price per share, as applicable) less than the then existing Reset Price (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date ; provided that, without limiting the foregoing, a Dilutive Offering (for the avoidance of doubt) shall not include (i) the grant, issuance or exercise of employee stock options or other equity awards (x) under the Counterparty’s equity compensation plans or (y) issued pursuant to the terms of the BCA, (ii) any securities issued or assumed in connection with the Business Combination, (iii) repricing of Counterparty’s warrants in connection with the Closing; (iv) any Shares or other securities convertible or exercisable for Shares issued pursuant to any other acquisition, merger or similar transaction by the Counterparty occurring after the Closing if the Shares or other securities issued in the transaction are restricted from transfer pursuant to a market standard lock-up agreement for a period of six months from the date of issuance; (v) the sale and issuance prior to or at the time of the Closing of any debt or preferred stock that is convertible into or exchangeable for, or otherwise entitled the holder thereof to receive, Shares or other securities of the Counterparty, and (vi) the PIPE Transaction.

Seller:	Seller.

Buyer:	Counterparty.

Shares:	Prior to the Closing, shares of Series A Convertible Preferred Stock of Berenson as designated in the Certificate of Designation of Berenson (“Preferred Stock”), and after the Closing, shares of Class A common stock of PubCo into which such Preferred Stock is convertible upon the Closing at a rate of one share of Preferred Stock converting into 26 shares of Common Stock (“Common Stock”).

Number of Shares:	Prior to the Business Combination, the sum of (i) the number of Recycled Shares less (ii) the number of Redeemed Shares, but in no event more than the Maximum Number of Shares which is subject to reduction as described under “Early Termination at Closing”. After the Business Combination, the Number of Shares as described on the post business combination Pricing Date Notice less (ii) Terminated Shares. The Number of Shares is subject to reduction as described under “Optional Early Termination.” Seller at the Closing shall provide an updated Pricing Date Notice to reflect the Number of Shares in Common Stock after reduction for the Redeemed Shares and conversion of the Preferred Stock.

Maximum Number of Shares:	Initially 1,000,000 Shares of Preferred Stock, and then such amount of Shares of Common Stock into which the Preferred Stock has been converted; provided that, the Maximum Number of Shares shall be reduced upon the Closing by the number of Redeemed Shares, but in no event following such reduction, shall the Maximum Number of Shares be more than 6,000,000 Shares of Common Stock following the Closing.

Initial Price:	Prior to the Closing, $260; after the Closing and conversion of Shares of Preferred Stock into Shares of Common Stock; $10.00.

Recycled Shares:	Prior to the Closing, the number of shares of Preferred Stock acquired by Seller from Berenson pursuant to a share purchase agreement (the “Share Purchase Agreement”), and following the Closing, the number of shares of Common Stock into which Seller’s Shares are converted from Preferred Stock (the “Number of Recycled Shares”), which the Seller shall specify in the initial Pricing Date Notice.

Prepayment Amount:	A cash amount equal to the product of (i) the Number of Shares as set forth in a Pricing Date Notice and (ii) the Initial Price.

Prepayment:	Subject to Counterparty receiving a Pricing Date Notice, Counterparty will pay the Prepayment Amount by (i) netting such amount against the purchase price of the shares of Preferred Stock purchased by Seller pursuant to the Share Purchase Agreement on the date of closing of the share purchase pursuant to the Share Purchase Agreement (such date, the “Prepayment Date”) and (ii) depositing any remaining amounts by bank wire in immediately available funds to an account designated by Seller.

Share Consideration:	Counterparty shall either (i) issue to Seller 500,000 Shares of Common Stock upon the Closing (the “Consideration Shares”), or (ii) to the extent Seller has already purchased Consideration Shares in the open market from third parties or otherwise holds such Consideration Shares and so notifies Counterparty prior to the Closing Date, then on the Prepayment Date, Counterparty shall pay to Seller directly from the Trust Account an amount equal to the product of (x) the number of Consideration Shares held by Seller at the Closing Date and (y) the Redemption Price as defined in Section 9.2(a) of Berenson’s Amended and Restated Certificate of Incorporation, effective as of September 27, 2021, as amended from time to time (the “Certificate of Incorporation”), as consideration for the Seller having owned the Shares. Such Share Consideration shall not be included in the Number of Shares and may be sold by Seller at any time and at any price, subject to the requirements of securities laws, without payment by Seller to Counterparty of any Early Termination Obligation.

PIPE Transaction:

At Berenson’s sole option, upon 45 days’ written notice to Seller (the “PIPE Notice”), which notice shall include the reasonably estimated total number of outstanding shares of Common Stock on a post-Closing pro forma basis, Berenson may request that Seller enter into a mutually agreeable PIPE subscription agreement to commit to purchase an amount up to (i) $1.00 multiplied by (ii) the Number of Shares Seller identifies in a preliminary notice in substantially the form of the Pricing Date Notice, to be delivered by Seller within two (2) trading days following receipt of the PIPE Notice, with each Share to be purchased in the PIPE to be purchased by Seller at $6.00 per Share (the “PIPE Transaction”); provided that Seller shall have no obligation to purchase shares in the PIPE Transaction provided that Seller provides written notice to Counterparty at least 30 days prior to the Closing that Seller will not be purchasing shares in the PIPE Transaction. Should Seller decline to purchase PIPE shares, Berenson may terminate the Confirmation without penalty (but shall still be responsible for payment of Share Consideration to Seller and all fees owed under Reimbursement of Legal Fees and Other Expenses), and upon such termination all Shares shall become Redeemed Shares at the Closing. Upon any such termination, Seller shall return the Recycled Shares to Counterparty and Seller shall retain the Prepayment Amount for the Recycled Shares. The shares purchased by Seller in the PIPE Transaction shall not be included in the Number of Shares and may be sold by Seller at any time and at any price, subject to the requirements of securities laws, without payment by Seller to Counterparty of any Early Termination Obligation.

In the event the Counterparty enters into one or more other similar subscription agreements, with any other investor at any time during the term of this Transaction, that provide for terms materially more favorable to such other investor thereunder than the terms of the PIPE Transaction, the Counterparty shall promptly inform Seller of such more favorable terms in writing, and Seller shall have the right to elect to have such more favorable terms included in the subscription agreement for the PIPE Transaction, and if Seller has already entered into such subscription agreement for the PIPE Transaction, the parties thereto shall promptly amend the subscription agreement for the PIPE Transaction to effect the same.

Variable Obligation:	Not applicable.

Exchanges:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Payment Dates:	Following the Business Combination, the first day of each successive calendar quarter or, if such date is not a Local Business Day, the next following Local Business Day, until the Valuation Date.

Reimbursement of Legal Fees and Other Expenses:	Counterparty shall pay to Seller within 3 business days from the signing of the Confirmation an amount equal to the reasonable and documented out-of-pocket attorney and other legal fees actually incurred by Seller or its affiliates in connection with this Transaction, not to exceed $75,000 in the aggregate. Counterparty shall also pay beginning after the Closing Date, Midtown Madison Management LLC, a designated affiliate of Seller, a quarterly fee of $5,000 (payable for periods beginning with the Closing Date, prorated to account for any days remaining in the quarter, and upon the first day of each subsequent quarter) in consideration of certain legal and administrative obligations in connection with this Transaction, including, without limitation, legal, structuring and documentation, entity maintenance, escrow management, account set-up, and ongoing audit fees which fee shall not be payable if all of the Shares under this Transaction become Terminated Shares, and shall not constitute an Unpaid Amount hereunder.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Cash Settlement.

Settlement Amount:

A cash amount equal to the Number of Shares as of the Valuation Date, multiplied by the VWAP Price over the Valuation Period, provided that the Shares received have been registered under the Registration Statement (as defined herein) or are freely tradable by Seller without restriction.

Shares that are neither registered under the Registration Statement nor would not be transferable without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act, will not be included in the calculation of the Settlement Amount.

Settlement Amount Adjustment:	A cash amount equal to the product of: if the Counterparty, at its option, has requested that Seller purchase Shares in the PIPE Transaction pursuant to the terms of this Confirmation, then (1) (a) the Maximum Number of Shares less (b) any Terminated Shares as of the Valuation Date, multiplied by (2) $2.00, and in all other cases, then (A) (i) the Maximum Number of Shares less (ii) any Terminated Shares as of the Valuation Date, multiplied by (B) the sum of (i) $1.00 and (ii) the product of (y)(I) the gross proceeds in the PIPE Transaction divided by (II) $6,000,000; provided however, that no Settlement Adjustment Amount shall be due if more than 50% of the Recycled Shares as of the Business Combination have been terminated prior to the Valuation Date.

Valuation Period:	The period commencing on the first Exchange Business Day immediately following the Valuation Date (or if the Valuation Date is not an Exchange Business Day, the first Exchange Business Day thereafter) and ending at 4:00 p.m. on the Exchange Business Day on which 10% of the total volume traded in the Shares over the period has reached an amount equal to the Number of Shares outstanding as of the Valuation Date less the number of

Shares owned by Seller that are neither registered under the Registration Statement nor otherwise eligible for resale, including under Rule 144 (but only counting such Shares that are eligible for resale under Rule 144 to the extent the Counterparty is in compliance with the requirements of Rule 144(i)(2) for the entire period).

Settlement Currency:	USD.

Cash Settlement Payment Date:	Two (2) Local Business Days immediately following the last day of the Valuation Period. For the avoidance of doubt, the Seller will remit to the Counterparty on the Cash Settlement Payment Date an amount equal to the Settlement Amount and will not otherwise be required to return to the Counterparty any of the Shares or the Prepayment Amount, and the Counterparty shall remit to the Seller the Settlement Amount Adjustment.

Excess Dividend Amount:	Ex Amount.

Early Termination at Closing:	Seller shall have the option on the Closing Date, in its sole discretion, to redeem any shares of Preferred Stock (the “Redeemed Shares”) that it has elected not to have converted into shares of Common Stock upon the Closing, upon providing a redemption notice to Counterparty specifying the number of Redeemed Shares. Upon such redemption, (i) Seller shall return the shares of Preferred Stock to the Counterparty, (ii) Seller shall retain the Prepayment Amount for such shares of Preferred Stock equal to the product of the number of shares of Preferred Stock redeemed and the Initial Price for such Preferred Stock (which shall have the effect of reducing the Prepayment Amount under the Transaction), and (iii) the Number of Shares shall be reduced by the number of Redeemed Shares of Preferred Stock. To the extent Seller chooses, in its sole discretion, to convert Preferred Shares into an amount of Class A shares in excess of the Maximum Number of Shares, Seller shall retain such Shares and release to the Counterparty the corresponding Prepayment Amount.

Optional Early Termination:	From time to time and on any date following the Closing Date and following an OET Notice regarding Recycled Shares (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Shares, whether or not sold, which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (an “Early Termination Obligation”); provided, that, Seller shall pay the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms. The Early Termination Obligation shall be payable by Seller on the first Local Business Day following the date of delivery by Seller of the OET Notice. The Reset Price used for determining the Early Termination Obligation shall be the Reset Price in effect at the time of the OET Date, and not as of the date of any sale of Shares made by the Seller that represent Terminated Shares. For the avoidance of doubt, no other amounts as may be set forth in Sections 16.1 and 18.1 of the Swap Definitions shall be due to Counterparty upon an Optional Early Termination. The Payment Date may be changed within a quarter at the mutual agreement of the parties.

Share Registration:

Within 30 days after receipt of a written request of Seller (the “Registration Request”), which request may be made no earlier than the Closing Date and no later than the Valuation Date, or, prior to a Registration Request being made, at any time after the Closing as determined by the Counterparty, Counterparty shall file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) one or more registration statements registering the resale of all shares held by the Seller, including the Recycled Shares and Share Consideration Shares (the “Registration Statement”), and have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) following the date of the Registration Request) (and (ii) the 10th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (each respective date as described above, the “Effectiveness Deadline”); provided, that (x) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Local Business Day on which the Commission is open for business and (y) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Local Business Days that the Commission remains closed for. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within three Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended containing a “plan of distribution” reasonably agreeable to Seller.

Counterparty shall not identify Seller as a statutory underwriter in the Registration Statement without the Seller’s prior written consent, which may be withheld in the Seller’s sole discretion. The Counterparty will use its reasonable best efforts to keep the Registration Statement covering the resale of the shares as described above continuously effective (except for customary blackout periods, up to four times per year and for a total of up to 120 calendar days (and not more than 60 calendar days in an occurrence), if and when the Counterparty is in possession of material non-public information the disclosure of which, in the good faith judgment of the Counterparty’s board of directors, would be prejudicial, and the Counterparty agrees to promptly notify Seller of any such blackout determination) until all such shares have been sold or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act; provided that Counterparty covenants and agrees to make all necessary filings, amendments, supplements and submissions in furtherance of the foregoing, including to register all of Seller’s Shares for resale; provided further, that it shall be a “Registration Failure” if (a) the Registration Statement covering all of the shares described above in this section is not declared effective after the 90th calendar day (or 120th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) after the Registration Request and or (b) the Registration Statement after it is declared effective ceases to be continuously effective (subject to the blackout periods as indicated above) as set forth in the preceding sentence for more than 90 consecutive calendar days; provided, that (x) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (y) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Notwithstanding the foregoing, no Registration Failure will be deemed to have occurred with respect to any Shares that may be transferred at such time under Rule 144 (without volume or manner of sale limitations), so long as the Counterparty is in compliance with the requirements of Rule 144 (c)(1) and (i)(2), if applicable.

Seller will promptly deliver customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection with the Registration Statement, including those related to selling shareholders, and to respond to SEC comments. If requested by Seller, the Counterparty shall remove or instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from any and all Shares held by Seller if (1) the Registration Statement is and continues to be effective under the Securities Act, (2) such Shares are sold or transferred pursuant to Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met), or (3) such Shares are eligible for sale under Rule 144, without the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act; provided in the case of (1), (2) or (3) that Seller shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any reasonable and documented fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty. If a legend is no longer required pursuant to the foregoing, the Counterparty will, no later than five Local Business Days following the delivery by Seller to the Counterparty or the transfer agent (with notice to the Counterparty) of customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent, remove the restrictive legend related to the book entry account holding the Shares and make a new, unlegended book entry for the Shares.

Notwithstanding the registration obligations set forth in this Share Registration section, in the event the Commission informs the Counterparty that all of the Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Counterparty agrees to promptly (i) inform Seller and use its commercially reasonable efforts to file amendments to the Registration

Statement as required by the Commission and/or (ii) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Counterparty for such registration statement, on such other form available to register for resale the Shares as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Counterparty shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Shares in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Counterparty used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of the Shares), unless otherwise directed in writing by a selling stockholder as to its securities to register fewer securities, the number of securities to be registered on such Registration Statement will be reduced on a pro rata basis among all selling stockholders named in such Registration Statement (except that such pro rata reduction shall not apply with respect to any securities the registration of which is necessary to satisfy applicable listing rules of a national securities exchange). In the event the Counterparty amends the Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Counterparty will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Counterparty or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale that portion of Shares that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement, and to use commercially reasonable efforts to seek effectiveness of the New Registration Statement, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred fifty (150) calendar days after the filing of such New Registration Statement if such New Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Counterparty shall have such Registration Statement declared effective within ten (10) Local Business Days after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such New Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (x) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Local Business Day on which the Commission is open for business and (y) if the Commission is closed for operations due to a government shutdown, the Additional Effectiveness Deadline shall be extended by the same number of Local Business Days that the Commission remains closed for. For the avoidance of doubt, any such amendments to or withdrawal of the Registration Statement or filing of the New Registration Statement shall not constitute a Registration Failure.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by (i) replacing the reference therein to “10%” with “25%” and (ii) adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute which have become effective)” after the word “regulation” in the second line thereof.

(b) Failure to Deliver:	Not Applicable.

(c) Insolvency Filing:	Applicable.

(d) Hedging Disruption:	Not Applicable.

(e) Increased Cost of Hedging:	Not Applicable.

(f) Loss of Stock Borrow:	Not Applicable.

(g) Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party. When making any determination or calculation as “Determining Party”, Seller shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading equity derivatives swap dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent or the Determining Party, the Disputing Party shall have the right to require that such determination be reviewed by a disinterested third party that is a leading swap dealer or accounting firm in equity derivatives (the “Designated Expert”) selected by the Disputing Party. If, such expert does not agree with the determination, the parties shall mutually agree as to the resolution of such determination but the Disputing Party shall pay all amounts that are not in dispute until such resolution is reached. The Disputing Party shall provide to the non-Disputing Party the written report or analysis made by such Designated Expert (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation). All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of:

Section 5(a)(v), Not Applicable

Section 5(a)(vi), Not Applicable

Section 5(a)(vii), Not Applicable

Cross-Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger:	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Other Events of Early Termination	Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if the Business Combination does not close, and the shares of Common Stock are redeemed pursuant to a SPAC liquidation, this Transaction shall terminate without further notice as of the time when redemptions are first effected without any amounts or other obligations being owed by either party to the other hereunder except for the payment by Counterparty to Seller of any amounts owing pursuant to “Reimbursement of Legal Fees and Other Expenses” herein.

Termination Currency:	United States Dollars.

Additional Termination Events:

Will apply to Seller. The occurrence of any of the following events, and only these events, shall constitute an Additional Termination Event in respect of which Seller shall be the Affected Party.

(a)   The BCA is not executed by Berenson and Target by [_], 2024;

(b)   The BCA is terminated pursuant to its terms prior to the Closing Date; and

(c)   The Counterparty materially amends the BCA prior to the Closing Date.

provided that, upon any occurrence of item (c) above, Seller shall have the option, in its sole discretion, to elect to continue the Transaction without termination.

Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if an Early Termination Date is designated as a result of an Additional Termination Event, then this Transaction will terminate as of such Early Termination Date without any amounts or other obligations being owed by either party to the other hereunder.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events; and upon any termination above, Counterparty shall be obligated to promptly accept for redemption all of Seller’s Shares in exchange for the Initial Price.

Governing Law:	New York law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law).

Forum:	The courts of the State of New York located in New York County and the United States District Court for the Southern District of New York.

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.

Each of Counterparty and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction) as follows:

(a)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)

Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)

Tender Offer Rules. Counterparty and Seller each acknowledge that the Transaction has been structured, and all activity in connection with the Transaction has been undertaken to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

(e)

Authorization. The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(f)

Enforceability. The Transaction, including the Confirmation, when executed and delivered by each of the parties, will constitute the valid and legally binding obligation of each such party, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(g)

Compliance with Other Instruments and Law. The execution, delivery and performance of this Transaction, including the Confirmation, and the consummation of the Transaction, will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any applicable federal or state statute, rule or regulation, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the Transaction.

(h)

Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of Target or Counterparty, including Berenson or PubCo, following the Closing Date, as a result of the transactions contemplated hereunder.

2.	Counterparty represents and warrants to, and covenants and agrees with, Seller as of the date on which it enters into the Transaction, that:

(a)

Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(b)

Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Prior debts (exclusive of any expenses, payables or liabilities incurred in the ordinary course of business) of Target and Counterparty have either been or will be satisfied or will be converted to shares of Counterparty as of the Closing Date. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business (ii) has not incurred debts beyond its ability to pay as they mature and will not incur additional debt after the date of this Confirmation, except in the ordinary course of business, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) Counterparty would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime).

(c)

Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)

No Distribution. Except with respect to any Shares that may be offered and sold pursuant to the Registration Statement, Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(e)

SEC Documents. The Counterparty shall comply with the Securities and Exchange Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K (or Form 6-K (if applicable), Registration Statement on Form S-4 (or Form F-4 (if applicable)), including any post-effective amendment thereof, proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller; provided that the filing date of the Form 8-K that initially announces this Confirmation shall be filed at least two Local Business Days prior to the Closing Date.

(f)

Waiver. The Counterparty shall waive any violation of its “bulldog clause,” as set forth in Article 9.2(c) of the Certificate of Incorporation, and any other restrictions that would be caused by Seller entering into this Transaction.

(g)

Disclosure. The Counterparty agrees to comply with applicable SEC guidance in respect of disclosure and the Counterparty shall preview with Seller all public disclosure relating to the Transaction and shall consult with Seller to ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction and all material non-public information disclosed to Seller in connection with the Transaction, in form and substance reasonably acceptable to Seller, and shall be publicly filed no later than four Local Business Days following the date hereof.

(h)

Listing. The Counterparty agrees to use its best efforts to maintain the listing of the Shares following the Closing on a national securities exchange; provided that if the Shares cease to be listed on a national securities exchange or upon the filing of a Form 25 (and, in each case, if the Counterparty fails to relist on such national securities exchange or list on a different national securities exchange within 20 Exchange Business Days) (following such 20 Exchange Business Day period, each a “Delisting Event”), Seller may accelerate the Valuation Date under this Confirmation by delivering notice to the Counterparty and shall be entitled to the Legal Fees and Other Expenses, which shall be due and payable immediately following the Valuation Date.

(i)	Regulatory Filings. Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction.

(j)

Regulation M and Approvals. Counterparty is not on the Trade Date and agrees and covenants on behalf of itself and Target that it and Target will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not and shall cause Target to not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution.

(k)

Investment Company Act. It is not as of the date hereof and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(l)

Prohibited Transactions. Without the prior written consent of Seller, Counterparty shall not, and Counterparty shall cause Target to not enter into, negotiate or exchange terms with any other party for any other Share Forward Transaction or any other similar arrangement to this Transaction until the earlier of (i) the termination of this Transaction and (ii) the Closing.

3.	Seller represents and warrants to, and covenants and agrees with, Counterparty as of the date on which it enters into the Transaction, that:

(a)

Regulatory Filings. Seller will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of the Recycled Shares will be in compliance therewith.

(b)	Eligible Contract Participant. Seller is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(c)

Private Placement. Seller (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(d)	Bankruptcy-Remote. Seller is a bankruptcy-remote special purpose vehicle.

Transactions by Seller in the Shares

(a)

Seller hereby waives the redemption rights (“Redemption Rights”) set forth in the Certificate of Incorporation in connection with the Business Combination with respect to the Share Consideration Shares only during the term of this Confirmation. Subject to any restrictions set forth in this Confirmation, Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time. Any Recycled Shares sold by Seller during the term of the Transaction and included on an OET Notice will cease to be included in the Number of Shares.

(b)

Unless specified in an OET Notice, no sale of Shares by Seller shall terminate all or any portion of this Confirmation and provided that Seller complies with all of its other obligations hereunder nothing contained herein shall limit any of Seller’s purchases and sales of Shares.

Trust Account Waiver

For and in consideration of Berenson entering into this Confirmation, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Confirmation, neither Seller nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including, without limitation, any distributions therefrom to Berenson’s public stockholders, including without limitation overallotment shares acquired by Berenson’s underwriters, the “Public Stockholders”), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Confirmation or this Transaction, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Seller on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Seller or any of its affiliates may have against the Trust Account (including, without limitation, any distributions therefrom to Public Stockholders) now or in the future and will not seek recourse against the Trust Account (including, without limitation, any distributions therefrom to Public Stockholders) for any Released Claims. Seller agrees and acknowledges that such irrevocable waiver is material to this Confirmation and specifically relied upon by Berenson and its affiliates to induce Berenson to enter into this Confirmation and this Transaction, and Seller further intends and understands such waiver to be valid, binding and enforceable against Seller and each of its affiliates under applicable law. Notwithstanding the foregoing, nothing herein shall (x) serve to limit or prohibit Seller’s right to pursue a claim against the Counterparty for legal relief against assets held outside the Trust Account (excluding distributions therefrom to Public Stockholders), for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Seller may have in the future against the Counterparty’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions therefrom to Public Stockholders), (z) be deemed to limit Seller’s right, title, interest or claim to the Trust Account by virtue of such Seller’s record or beneficial ownership of securities of the Counterparty acquired by any means other than pursuant to this Transaction or (aa) serve to limit Seller’s redemption right with respect to any such securities of the Seller other than during the term of the Confirmation.

No Arrangements

Seller and Counterparty each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller and Counterparty with respect to any Shares or the Counterparty, other than those set forth herein; (ii) Seller may hedge its risk under the Transaction in any way Seller determines (that does not otherwise violate the terms of this Confirmation), provided that Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty will not seek to influence Seller with respect to the voting or disposition of any Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

c/o Atalaya Capital Management LP

One Rockefeller Center

32nd Floor

New York, NY 10020

Notice to Counterparty:

At or prior to the Closing:

Berenson Acquisition Corp. I

667 Madison Avenue, 18th Floor

New York, NY

Attn: Amir Hegazy

Telephone No.: (212)446-1729

Email: AHegazy@BerensonCo.com

With a copy to:

Greenberg Traurig LLP

Attn: Yuta N. Delarck, Esq.

Telephone No.: (212)801-6928

Email: Yuta.Delarck@gtlaw.com

Following the Closing:

Custom Health, Inc.

1631 Dickson Ave, Suite 900

Kelowna, BC V1Y 0B5, Canada

Attention: Shane Bishop

Email: shane.bishop@customhealth.com

With a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email:Jeffrey.selman@us.dlapiper.com

Other Provisions.

(a)	Rule 10b-5.

(i)

Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)

Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under the federal securities laws, including without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than in connection with a Counterparty equity compensation program (e.g., to fund taxes in connection with vested RSUs)), promptly give Seller a written notice of such repurchase (a “Repurchase Notice”), if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by more than 1.0% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 1.0% less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the Closing Date, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and Counterparty shall retain counsel at its own expense and direct such counsel to defend such action; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the Closing Date. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Transfer or Assignment. The rights and duties under this Confirmation may be novated, transferred or assigned by Seller without the prior written consent of Counterparty with the prior consent of the Counterparty (which consent shall not be unreasonably withheld). If at any time following (i) the date by which redemption requests are due in connection with any vote to approve Berenson’s initial business combination, or (ii) the Closing Date, (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit, if any applies (any such condition described in clause (A) or (B), and “Excess Ownership Position”) Seller is unable to effect a novation, transfer or assignment of a portion of the Transaction to no more than two third parties (which third parties shall be approved by Counterparty, with such approval not to be unreasonably withheld) on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. Such Early Termination Date shall not result in any payment by either party. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty and Seller shall receive the Initial Price per Share returned. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting (other than on Schedule 13D or 13G) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)

Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) and reasonable and documented out-of-pocket expenses, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and the Counterparty or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act, Internal Revenue Code or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction, including the execution or delivery of this Confirmation, the performance by Counterparty of its obligations under the Transaction, any material breach of any covenant, representation or warranty made by Counterparty in this Confirmation or the ISDA Form, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby, including the Registration Statement or any untrue statement or alleged untrue statement of a material fact contained in any registration statement press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is related to the manner in which Seller sells, or arising out of any sales by Seller of, any Shares, including the Recycled Shares or found by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, bad faith or gross negligence in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this

Confirmation), Counterparty will retain legal counsel at its own cost in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Securities and Exchange Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)

Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction within one Business Day of the Announcement Date,”.

(f)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Reserved.

(h)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

ACM ARRT N LLC

By:	/s/Ivan Zinn
Name:	Ivan Zinn
Title:	Authorized Signatory
Agreed and accepted by:

BERENSON ACQUISITION CORP. I

By:	/s/Amir Hegazy
Name:	Amir Hegazy
Title:	Chief Financial Officer

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date: [•], 2023

To: Berenson Acquisition Corp. I (“Berenson”)

Address:

Berenson Acquisition Corp. I

[•]

[•]

Attn: [•]

Phone: [•]

From: ACM ARRT N LLC (“Seller”)

Re: Cash-Settled Equity Derivative Transaction

1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: Cash-Settled Equity Derivative Transaction dated as of [•], 2023 (the “Confirmation”) among Berenson and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date: [•], 2023

Number of Recycled Shares: [•]

Number of Shares: [•]